LETTER OF INTENT

September 13, 2010

David P. Saltman
Malama Composites, Inc.
10326 Roselle Street, Suite 103
San Diego, CA 92121

Dear David P. Saltman:

This letter confirms you and our mutual intentions with respect to the potential transactions described herein between Forza Environmental Building Products, Inc. and Malama Composites.

1.	Prices and Terms and Product Supply We envision that the principal terms of the proposal transaction would be substantially as follows:

(a) Forza and Malama Composites would agree to develop and bring to market the first bio-based Structural Concrete Insulated Panel (SCIP). Malama would agree to use the Artzer Z-Panels fabricated with Malama’s bio-based polyurethane foam in pending residential housing projects in Tijuana and Cancun, Mexico. These two projects equate to 1300 homes, ranging in size between 700 and 1400 square feet. Should Forza be successful closing housing projects in the Gulf Coast, Haiti and Texas, Forza would consider using Malama’s bio-based polyurethane foam in those developments. These three projects alone represent over $9,000,000 of potential revenue from panel sales.

(b) Consideration. Forza would agree where appropriate to incorporate Malama’s bio-based polyurethane based composite foam into our building panels for all projects Forza deems appropriate, including but not limited to the three projects mentioned above.

(c) Definitive Purchase Agreement. All of the terms and conditions of the proposed transaction would be stated in the written Contractual Agreement, to be negotiated, agreed and executed by you and us. Neither party intends to be bound by any oral or written statements or correspondence concerning this Letter of Intent.

(d) Timing. We and you would use all reasonable efforts to complete and sign the Written Contractual Agreement on or before October 1, 2010 and to close the transaction as promptly as practicable thereafter.

2.	Expense. You and we will pay our respective expense incident to this letter of intent, the Purchase Agreement and the transactions contemplated hereby and thereby.

3.

No Binding Obligation. THIS LETTER OF INTENT DOES NOT CONSTITUTE OR CREATE, A CONTRACTUAL AGREEMENT AND SHALL NOT BE DEEMED TO CONSTITUTE OR CREATE, ANY LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON THE PART OF EITHER PARTY TO THIS LETTER OF INTENT. NO SUCH OBLIGATION SHALL BE CREATED, EXCEPT BY THE EXECUTION AND DELIVERY OF THE WRITTEN CONTACTUAL AGREEMENT CONTAINING SUCH TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION AS SHALL BE AGREED UPON BY THE PARTIES, AND THEN ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SUCH WRITTEN CONTRACTUAL AGREEMENT. The Non-Dislosure /Confidentiality Agreement is hereby ratified and confirmed as a separate agreement between parties thereto.

If the foregoing terms and conditions are acceptable to you, please so indicate by signing the enclosed copy of this letter and returning it to the attention of the undersigned.

Sincerely,

ACCEPTED AND AGREED

Forza Environmental Building Products, Inc

By: _____________________
Michael C. Lee, CFO

ACCEPTED AND AGREED
MALAMA Composites

By: ____________________
David P. Saltman, CEO